Exhibit 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

PELICAN HOLDCO, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)	12,172,373	10.1	(6)	$130,200,342	0.0001381	$17,980.66
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(2)	457(o)	1,500,000	10.0		$15,000,000		$2,071.50
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(3)	457(o)	20,000,000	10.0		$200,000,000		$27,620.00
Fees to be Paid		Warrants exercisable for Common Stock	(4)	457(o)	1,500,000	-		-		-
Fees to be Paid		Common Stock, par value $0.0001 per share, issuable upon exercise of Warrants	(5)	457(o)	1,500,000	15.0		$22,500,000		$3,107.25

Total Offering Amounts:								$367,700,342		50,779.41
Total Fees Previously Paid:										0
Total Fee Offsets:										0
Net Fee Due:										$50,779.41

Offering Note(s)

(1)	Consists of the sum of: (i) 8,625,000 PubCo common stock to be issued to SPAC public shareholders in exchange for their SPAC ordinary shares, par value $0.0001 per share; (ii) 298,750 PubCo common stock to be issued to the Sponsor and EBC in exchange for their SPAC private placement shares; (iii) 2,156,250 PubCo common stock to be issued to the Sponsor in exchange for their Sponsor founder shares; (iv) 200,000 PubCo common stock to be issued to EBC in exchange for their EBC founder shares; (v) 862,500 PubCo common stock to be issued to SPAC public shareholders upon conversion of their rights; (vi) 29,875 PubCo common stock to be issued to the Sponsor and EBC upon conversion of their private rights; and (vii) 431,250 PubCo common stock to be issued to FG Merchant Partners LP in exchange for founder shares.
(2)	Represents the 1,500,000 PubCo common stock to be issued to Greenland shareholders as merger consideration in connection with the Business Combination.
(3)	Represents the 20,000,000 PubCo common stock to be issued to March GL shareholders as merger consideration in connection with the Business Combination.
(4)	The number of Warrants being registered represents the 1,500,000 PubCo Warrants to be issued to Greenland shareholders in exchange for their 1,500,000 Company Common Stock Warrants in connection with the Business Combination.
(5)	Represents the number of shares of Pubco common stock issuable upon exercise of the PubCo Warrants, as described in Note (4). Each whole PubCo Warrant will entitle the warrant holder to purchase one share of Pubco common stock at a price of $15.00 per share.
(6)	Based on the average of the high and low prices of SPAC Ordinary Shares on Nasdaq on October 24, 2025, such date being within five business days of the date that this registration statement was first filed with the SEC, in accordance with Rule 457(f)(1).